Exhibit 99.1

Latham Group, Inc. Reports Second Quarter Fiscal 2021 Financial Results

Second Quarter Year-Over-Year Net Sales Growth of 60.3% Driven by Consumer Demand

as Homeowners Continue to Invest in the Backyard

Company Raises Lower End of Full Fiscal Year 2021 Net Sales and Adjusted EBITDA Guidance

Latham Announces Construction of New Fiberglass Pool Manufacturing Plant;

Facility to Be Fully Operational by 2024

LATHAM, N.Y. – August 5, 2021– Latham Group, Inc. (NASDAQ: SWIM) (“Latham” or "the Company"), the largest designer, manufacturer and marketer of in-ground residential swimming pools in North America, Australia and New Zealand, today announced financial results for the second quarter and first six months of its fiscal year 2021 ended July 3, 2021.

Second Quarter Fiscal 2021 Highlights:

•	Net sales of $180.9 million, up 60.3% year-over-year

•	Net loss of $53.6 million versus net income of $16.4 million in the prior year period, representing a 29.6% net loss margin

•	Adjusted EBITDA of $42.8 million, up 29.5% year-over-year, representing a 23.7% Adjusted EBITDA margin

Six Months Fiscal 2021 Highlights:

•	Net sales of $329.6 million, up 101.1% year-over-year

•	Net loss of $45.1 million versus net income of $1.0 million in the prior year period, representing a 13.7% net loss margin

•	Adjusted EBITDA of $76.4 million, up 144.7% year-over-year, representing a 23.2% Adjusted EBITDA margin

“We are very pleased with the continued progress that we have seen in the second quarter driven by robust demand for our product offering,” commented Scott Rajeski, President and Chief Executive Officer of Latham. “Despite ongoing supply chain-related challenges and inflationary trends, we have become increasingly confident in the demand environment and our ability to generate strong growth, propelled by efforts to drive material conversion to fiberglass, our unique direct-to-consumer and digital strategies and positive industry trends in outdoor living. Moving forward, we will continue to serve a growing pipeline of consumers as we add new dealers to our already strong exclusive network and work with our existing dealers to enhance their productivity and grow their businesses.”

Second Quarter Fiscal 2021 Results

Net sales for the second quarter of fiscal 2021 increased to $180.9 million, up $68.1 million or 60.3%, from $112.8 million for the second quarter of fiscal 2020. The increase was primarily attributable to increased order volumes, expanded strategic partnerships with a number of new exclusive Latham Dealers, the acquisition of GL International, LLC (“GLI”) and price increases.

Gross profit for the second quarter of fiscal 2021 increased to $58.4 million, up $14.0 million or 31.5% from $44.4 million for the second quarter of fiscal 2020, mainly due to an increase in net sales, partially offset by the addition of non-cash stock-based compensation expense of $4.9 million. Gross margin decreased to 32.3%, compared to 39.3% for the prior year period. The decline in gross margin was due to temporary cost-savings initiatives implemented in response to the COVID-19 pandemic and lower rebates and incentive plan accruals in the second quarter of fiscal 2020, which reflected modest sales volumes, as compared to the second quarter of fiscal 2021, which was impacted by the inclusion of non-cash stock-based compensation expense, higher growth-related rebates from sales growth and challenges in the supply chain, including constrained raw material supply that has resulted in intermittent manufacturing inefficiencies and cost inflation. These factors were not fully offset by the timing of price increases and benefits of positive mix shift dynamics.

Selling, general and administrative expenses (“SG&A”) increased to $95.3 million from $15.4 million in the second quarter of 2020. The increase was driven primarily by non-cash stock-based compensation expense of $70.6 million, as well as the acquisition of GLI, wage and headcount increases from the addition of customer facing roles to support Latham’s expansion, ongoing public company costs and incentive plan accruals reflecting strong sales performance. SG&A as a percent of sales increased from 13.6% to 52.7%.

Net loss was $53.6 million, or ($0.49) per share, for the second quarter of fiscal 2021, as compared to a net income of $16.4 million, or $0.17 per share, for the second quarter of fiscal 2020, driven primarily by non-cash stock-based compensation expense of $75.5 million. Net loss margin was 29.6% for the second quarter of fiscal 2021, as compared to a net income margin of 14.5% for the second quarter of fiscal 2020.

Adjusted EBITDA for the second quarter of fiscal 2021 was $42.8 million, up $9.7 million or 29.5% from $33.1 million for the second quarter of fiscal 2020. Adjusted EBITDA margin for the second quarter of fiscal 2021 decreased to 23.7% from 29.3% for the prior year period.

Six Months Fiscal 2021 Results

Net sales for the six months ended July 3, 2021 increased to $329.6 million, up $165.6 million or 101.1%, from $164.0 million for the six months ended June 27, 2020. The increase was primarily attributable to continued strong consumer demand and order volumes across the Company’s product portfolio, expanded strategic partnerships with Latham’s exclusive dealers, the acquisition of GLI and price increases.

Gross profit for the six months ended July 3, 2021, increased to $110.8 million, up $56.3 million or 103.4% from $54.5 million for the prior year period. Gross margin for the six months ended July 3, 2021 increased to 33.6%, compared to 33.2% for the prior year period driven by price increases, higher utilization of fixed cost structure and a mix shift towards in-ground pools, partially offset by supply chain headwinds and inflation, higher growth-related rebates driven by strong sales growth and stock-based compensation expense.

Selling, general and administrative expenses increased to $122.5 million from $30.8 million in the six months ended June 27, 2020, driven primarily by non-cash stock-based compensation expense of $70.6 million in the second quarter of fiscal 2021 as well as the acquisition of GLI, wage and headcount increases from the addition of customer facing roles to support Latham’s expansion, ongoing public company costs and incentive plan accruals reflecting strong sales performance. SG&A as a percent of sales increased from 18.8% to 37.2%.

Net loss was $45.1 million, or ($0.41) per share, for the six months ended July 3, 2021, as compared to a net income of $1.0 million, or $0.01 per share, in the prior year period. Net loss margin was 13.7% for the six months ended July 3 2021, as compared to a net income margin of 0.6% for the prior year period.

Adjusted EBITDA for the six months ended July 3, 2021 was $76.4 million, up $45.2 million or 144.7% from $31.2 million for the six months ended June 27, 2020. Adjusted EBITDA margin for the six months ended July 3, 2021 increased 420 bps to 23.2% from 19.0% for the prior year period.

Balance Sheet, Cash Flow and Liquidity

As of July 3, 2021, the Company had cash and cash equivalents of $76.5 million, $30.0 million undrawn on its revolving credit facility, and total debt of $237.3 million.

Net cash provided by operating activities was $14.2 million for the six months ended July 3, 2021 versus $10.2 million in the prior year period.

Capital expenditures totaled $8.4 million in the second quarter of fiscal 2021 compared to $3.4 million in the second quarter of fiscal 2020. The increase in capital spending was primarily related to its fiberglass capacity expansion initiatives. Capital expenditures totaled $13.0 million in the six months ended July 3, 2021 compared to $6.2 million in the prior year period.

Recent Developments

Latham is building a 170,000 square foot fiberglass manufacturing facility on a 148 acres site in Kingston, Loyalist Township in Ontario, Canada. This new facility will enable the Company to more effectively and efficiently serve markets in the eastern half of Canada, as well as the northeast and upper Midwest of the United States, producing pools for its fiberglass brands including Latham and Narellan Pools. Construction will commence in late fall 2021, with production expected to begin in 2023. The facility is expected to be fully operational by 2024.

Mr. Rajeski commented, “We have three market-leading product lines and are investing across all three areas of our business. This expansion of our manufacturing footprint is a significant milestone for Latham as it strengthens our leadership position and accelerates the pace of fiberglass material conversion. As we continue to drive awareness and demand for fiberglass pools, increasing our manufacturing capabilities in this region will help us scale our operations across North America and enhance our ability to offer customers our signature world-class products, while also creating new job opportunities for the Kingston community.”

Fiscal 2021 Outlook

Latham is providing an update on guidance for the full year fiscal 2021 as detailed below.

The Company’s financial outlook reflects its strong first half financial results and its optimism in the Company’s ability to continue to drive the material conversion to fiberglass, leverage its unique direct-to-homeowner digital strategies to generate leads for its dealer partners, capitalize on the positive trends in outdoor living, and manage any supply chain and inflationary-related headwinds.

Metric	Current Outlook	Prior Outlook
Net Sales	$600 to $620 million	$580 to $620 million
Adjusted EBITDA	$130 to 138 million	$126 to $138 million
Total Capex	$28 to $36 million	$28 to $36 million

The Company is also providing an outlook for third quarter 2021 Adjusted EBITDA range given the unique operating environment, including recent supply chain disruption, resulting in raw material shortages and cost inflation. For the third quarter of fiscal 2021, the Company expects to deliver Adjusted EBITDA in the range of $36 million to $42 million.

Conference Call Details

Latham will hold a conference call to discuss the second quarter 2021 financial results today, August 5, 2021, at 9:00 AM Eastern Time.

Participants are encouraged to pre-register for the conference call by visiting https://dpregister.com/sreg/10158367/eabfaea6cc. Callers who pre-register will be sent a confirmation e-mail including a conference passcode and unique PIN to gain immediate access to the call. Participants may pre-register at any time, including up to and after the call start time. To ensure you are connected for the full call, please register at least 10 minutes before the start of the call.

A live audio webcast of the conference call will be available online at https://ir.lathampool.com/ under “Events & Presentations”.

Those without internet access or unable to pre-register may dial in by calling:
PARTICIPANT DIAL IN (TOLL FREE): 1-833-953-2435
PARTICIPANT INTERNATIONAL DIAL IN: 1-412-317-5764

A replay will be available approximately two hours after the conclusion of the call on the Company’s investor relations website under “Events & Presentations” or by dialing 1-877-344-7529 or 1-412-317-0088. The conference ID for the replay is 10158367. The replay will be available through August 19, 2021.

About Latham Group, Inc.

Latham Group, Inc., headquartered in Latham, NY, is the largest designer, manufacturer and marketer of in-ground residential swimming pools in North America, Australia and New Zealand. Latham has a coast-to-coast operations platform consisting of over 2,000 employees across 32 facilities.

Non-GAAP Financial Measures

We track our non-GAAP financial measures to monitor and manage our underlying financial performance. This news release includes the presentation of Adjusted EBITDA and Adjusted EBITDA margin, which are non-GAAP financial measures that exclude the impact of certain costs, losses and gains that are required to be included in our profit and loss measures under GAAP. Although we believe these measures are useful to investors and analysts for the same reasons it is useful to management, as discussed below, these measures are neither a substitute for, nor superior to, U.S. GAAP financial measures or disclosures. Other companies may calculate similarly-titled non-GAAP measures differently, limiting their usefulness as comparative measures. We have reconciled Adjusted EBITDA to the applicable most comparable GAAP measure, net income, throughout this news release.

Adjusted EBITDA and Adjusted EBITDA Margin

Adjusted EBITDA and Adjusted EBITDA margin are key metrics used by management and our board of directors to assess our financial performance. Adjusted EBITDA and Adjusted EBITDA margin are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry, when considered alongside other GAAP measures. We use Adjusted EBITDA and Adjusted EBITDA margin to supplement GAAP measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions and to compare our performance against that of other companies using similar measures. We have presented Adjusted EBITDA and Adjusted EBITDA margin solely as supplemental disclosures because we believe they allow for a more complete analysis of results of operations and assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance, such as (i) depreciation and amortization, (ii) interest expense, (iii) income tax (benefit) expense, (iv) loss on sale and disposal of property and equipment, (v) restructuring charges, (vi) stock-based compensation expense, (vii) unrealized (gains) losses on foreign currency transactions, (viii) strategic initiative costs, (ix) acquisition and integration related costs, (x) other and (xi) IPO costs.

Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures and should not be considered as alternatives to net income as a measure of financial performance or any other performance measure derived in accordance with GAAP, and they should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA and Adjusted EBITDA margin, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this news release. There can be no assurance that we will not modify the presentation of Adjusted EBITDA and Adjusted EBITDA margin following this offering, and any such modification may be material. Our presentation of Adjusted EBITDA and Adjusted EBITDA margin should not be construed to imply that our future results will be unaffected by any such adjustments. In addition, other companies, including companies in our industry, may not calculate Adjusted EBITDA and Adjusted EBITDA margin at all or may calculate Adjusted EBITDA and Adjusted EBITDA margin differently and accordingly, are not necessarily comparable to similarly entitled measures of other companies, which reduces the usefulness of Adjusted EBITDA and Adjusted EBITDA margin as tools for comparison.

Adjusted EBITDA and Adjusted EBITDA margin have their limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are that Adjusted EBITDA and Adjusted EBITDA margin:

•	do not reflect every expenditure, future requirements for capital expenditures or contractual commitments;

•	do not reflect changes in our working capital needs;

•	do not reflect the interest expense, or the amounts necessary to service interest or principal payments, on our outstanding debt;

•	do not reflect income tax (benefit) expense, and because the payment of taxes is part of our operations, tax expense is a necessary element of our costs and ability to operate;

•	do not reflect non-cash equity compensation, which will remain a key element of our overall equity-based compensation package; and

•	do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations.

Although depreciation and amortization are eliminated in the calculation of Adjusted EBITDA and Adjusted EBITDA margin, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA and Adjusted EBITDA margin do not reflect any costs of such replacements.

Forward-looking Statements

Some of the statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are generally identified by the use of words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," "target," "will," "would" and, in each case, their negative or other various or comparable terminology. These forward-looking statements reflect our views with respect to future events as of the date of this release and are based on our management’s current expectations, estimates, forecasts, projections, assumptions, beliefs and information. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. All such forward-looking statements are subject to risks and uncertainties, many of which are outside of our control, and could cause future events or results to be materially different from those stated or implied in this document. It is not possible to predict or identify all such risks. These risks include, but are not limited to: secular shifts in consumer demand for swimming pools and spending on outdoor living spaces; slow pace of material conversion from concrete pools to fiberglass pools in the pool industry; general economic conditions and uncertainties affecting markets in which we operate and economic volatility that could adversely impact the Company’s business, including the COVID-19 pandemic; changes in access to consumer credit or increases in interest rates impacting consumers’ ability to finance their purchases of pools; the impact of weather on the Company’s business; the Company’s ability to attract new customers and retain existing customers; the Company’s ability to sustain further growth and to manage it effectively; the ability of the Company’s suppliers to continue to deliver the quantity or quality of materials sufficient to meet the Company’s needs to manufacture the Company’s products; the availability and cost of third-party transportation services for the Company’s products and raw materials; product quality issues; the Company’s ability to successfully defend litigation brought against the Company; the Company’s ability to adequately obtain, maintain, protect and enforce the Company’s intellectual property and proprietary rights and claims of intellectual property and proprietary right infringement, misappropriation or other violation by competitors and third parties; failure to hire and retain qualified employees and personnel; exposure to risks associated with international sales and operations, including foreign currency exchange rates, corruption and instability; security breaches, cyber-attacks and other interruptions to the Company’s and the Company’s third-party service providers’ technological and physical infrastructures; catastrophic events, including war, terrorism and other international conflicts, public health issues or natural catastrophes and accidents; risk of increased regulation of the Company’s operations, particularly related to environmental laws and other risks, uncertainties and factors described under the section titled “Risk Factors” in the registration statement on Form S-1 filed with the U.S. Securities and Exchange Commission (the “SEC”) by the Company, as well as other filings that the Company will make, or has made, with the SEC, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this press release and in other filings. We expressly disclaim any obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by applicable law.

Investor Contact:

Nicole Briguet

Edelman for Latham

latham@edelman.com

646-750-7235

Media Contact:

Jodie Davis
jodiedavis@lathampool.com
518-396-8576

Latham Group, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Fiscal Quarter Ended		Two Fiscal Quarters Ended
	July 3, 2021	June 27, 2020	July 3, 2021	June 27, 2020
Net sales	$180,889	$112,822	$329,635	$163,956
Cost of sales	122,534	68,460	218,840	109,495
Gross profit	58,355	44,362	110,795	54,461
Selling, general and administrative expense	95,288	15,360	122,460	30,792
Amortization	5,479	4,063	11,074	8,126
(Loss) income from operations	(42,412)	24,939	(22,739)	15,543
Other expense (income):
Interest expense	7,516	4,308	16,572	9,641
Other (income) expense, net	(794)	(1,242)	(1,349)	2,499
Total other expense (income), net	6,722	3,066	15,223	12,140
Earnings from equity method investment	754	-	998	-
(Loss) income before income taxes	(48,380)	21,873	(36,964)	3,403
Income tax expense	5,218	5,459	8,101	2,440
Net (loss) income	$(53,598)	$16,414	$(45,065)	$963
Net (loss) income per share attributable to common stockholders:
Basic	$(0.49)	$0.17	$(0.41)	$0.01
Diluted	$(0.49)	$0.17	$(0.41)	$0.01
Weighted-average common shares outstanding:
Basic	109,163,698	96,268,250	109,115,991	96,300,029
Diluted	109,163,698	96,654,697	109,115,991	96,719,370

Latham Group, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

(unaudited)

	July 3,	December 31,
	2021	2020
Assets
Current assets:
Cash	$76,517	$59,310
Trade receivables, net	77,242	32,758
Inventories, net	74,475	64,818
Income tax receivable	4,452	4,377
Prepaid expenses and other current assets	10,103	6,063
Total current assets	242,789	167,326
Property and equipment, net	56,180	47,357
Equity method investment	25,276	25,384
Deferred tax assets	793	345
Deferred offering costs	-	1,041
Goodwill	115,532	115,750
Intangible assets, net	277,906	289,473
Other assets	211	-
Total assets	$718,687	$646,676

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$40,645	$29,789
Accounts payable – related party	1,350	500
Current maturities of long-term debt	14,234	13,042
Accrued expenses and other current liabilities	55,662	50,606
Total current liabilities	111,891	93,937
Long-term debt, net of discount and current portion	223,111	208,454
Deferred income tax liabilities, net	55,949	55,193
Liability for uncertain tax positions	5,605	5,540
Other long-term liabilities	2,056	1,943
Total liabilities	398,612	365,067
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value; 100,000,000 and no shares authorized as of July 3, 2021 and December 31, 2020, respectively; no shares issued and outstanding as of both July 3, 2021 and December 31, 2020	-	-
Common stock, $0.0001 par value; 900,000,000 and 500,000,000 shares authorized as of July 3, 2021 and December 31, 2020, respectively; 120,409,271 and 118,854,249 shares issued and outstanding as of July 3, 2021 and December 31, 2020, respectively	12	12
Additional paid-in capital	350,017	265,478
(Accumulated deficit) retained earnings	(31,300)	13,765
Accumulated other comprehensive income	1,346	2,354
Total stockholders’ equity	320,075	281,609
Total liabilities and stockholders’ equity	$718,687	$646,676

Latham Group, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Two Fiscal Quarters Ended
	July 3,	June 27,
	2021	2020
Cash flows from operating activities:
Net (loss) income	$(45,065)	$963
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	15,670	11,609
Amortization of deferred financing costs and discounts	5,698	1,325
Stock-based compensation expense	76,975	464
Other non-cash	1,041	791
Earnings from equity method investment	(998)	-
Distribution received from equity method investment	998	-
Changes in operating assets and liabilities:
Trade receivables	(44,472)	(25,688)
Inventories	(9,455)	(792)
Prepaid expenses and other current assets	(3,680)	871
Income tax receivable	(75)	(115)
Other assets	830	-
Accounts payable	11,007	10,659
Accrued expenses and other current liabilities	5,580	9,513
Other long-term liabilities	113	639
Net cash provided by operating activities	14,167	10,239
Cash flows from investing activities:
Purchases of property and equipment	(12,967)	(6,205)
Proceeds from the sale of property and equipment	16	-
Return of equity method investment	108	-
Net cash used in investing activities	(12,843)	(6,205)
Cash flows from financing activities:
Proceeds from borrowings on term loan	172,813	-
Payments on term loan	(161,275)	(4,425)
Proceeds from borrowings on revolving credit facility	16,000	5,000
Payments on revolving credit facility	(16,000)	(5,000)
Deferred financing fees paid	(1,250)	-
Distributions	(29)	-
Dividend to Class A unitholders	(110,033)	-
Proceeds from initial public offering, net of underwriting discounts, commissions and offering costs	399,264	-
Repurchase and retirement of treasury stock	(281,638)	(576)
Net cash provided (used in) financing activities	17,852	(5,001)
Effect of exchange rate changes on cash	(1,969)	1,857
Net increase in cash	17,207	890
Cash at beginning of period	59,310	56,655
Cash at end of period	$76,517	$57,545
Supplemental cash flow information:
Cash paid for interest	$10,267	$10,237
Income taxes paid, net	$6,751	$131
Supplemental disclosure of non-cash investing and financing activities:
Purchases of property and equipment included in accounts payable and accrued expenses	$530	$173
Capitalized internal-use software included in accounts payable – related party	$1,350	$-

Latham Group, Inc.
Adjusted EBITDA and Adjusted EBITDA Margin Reconciliation
(Non-GAAP Reconciliation)
(in thousands) (unaudited)

	Fiscal Quarter Ended		Two Fiscal Quarters Ended

	July 3, 2021	June 27, 2020	July 3, 2021	June 27, 2020

	(dollars in thousands)
Net (loss) income	$(53,598)	$16,414	$(45,065)	$963
Depreciation and amortization	7,770	5,854	15,670	11,609
Interest expense	7,516	4,308	16,572	9,641
Income tax expense	5,218	5,459	8,101	2,440
Loss on sale and disposal of property and equipment	22	(3)	187	-
Restructuring charges(a)	36	347	407	633
Stock-based compensation (b)	75,511	240	76,975	464
Unrealized gains (losses) on foreign currency transactions(c)	(731)	(1,176)	(792)	2,565
Strategic initiative costs(d)	376	1,457	376	2,549
Acquisition and integration related costs(e)	4	126	72	238
Other(f)	(355)	69	(91)	108
IPO Costs(g)	1,079	-	3,956	-
Adjusted EBITDA	$42,848	$33,095	$76,368	$31,210
Net sales	$180,889	$112,822	$329,635	$163,956
Net (loss) income margin	(29.6)%	14.5%	(13.7)%	0.6%
Adjusted EBITDA margin	23.7%	29.3%	23.2%	19.0%

(a) Represents severance and other costs for our executive management changes.

(b) Represents non-cash stock-based compensation expense. Of the expense recorded during the fiscal quarter ended July 3, 2021, $0.5 million was due to the accelerated vesting of restricted stock and $49.0 million was due to the incremental fair value from modifications made to the profits interest units’ awards as a result of the reorganization carried out in connection with the Company’s initial public offering.

(c) Represents foreign currency transaction (gains) and losses associated with our international subsidiaries and changes in the fair value of the contingent consideration recorded in connection with the acquisition of Narellan Group Pty Limited and its subsidiaries, which was settled in September 2020.

(d) Represents fees paid to external consultants for our strategic initiatives, including our rebranding initiative.

(e) Represents acquisition and integration costs primarily related to the acquisition of GL International, LLC (“GLI”) in October 2020, the equity investment in Premier Holdco, LLC in October 2020, as well as other costs related to a transaction that was abandoned.

(f) Other costs consist of other discrete items as determined by management, including (i) fees paid to external consultants for tax restructuring, (ii) the cost for legal defense of a specified matter, (iii) the cost incurred and insurance proceeds related to our production facility fire in Picton, Australia in 2020, (iv) temporary cleaning, equipment and salary costs incurred in response to the COVID-19 pandemic, offset by government grants received in the United States, Canada and New Zealand and (v) non-cash adjustments to record the step-up in the fair value of inventory related to the acquisition of GLI, which are amortized through cost of sales in the condensed consolidated statements of operations.

(g) Represents items management believes are not indicative of ongoing operating performance. These expenses are primarily composed of legal, accounting and professional fees incurred in connection with the IPO that are not capitalizable, which are included within selling, general and administrative expense.

Fiscal 2021 and Third Quarter Outlook

A reconciliation of Latham’s projected Adjusted EBITDA to net income is not available due to uncertainty related to our future income tax expense.